UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 2, 2013

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

11220 Elm Lane, Suite 203, Charlotte, NC 28277
(Address of principal executive office) (zip code)

(Former address of principal executive offices) (zip code)

(704) 366-5122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On August 2, 2013, Chanticleer Holdings, Inc. (the “Company”) entered into an agreement with seven individual accredited investors, whereby the Company issued separate 6% Secured Subordinate Convertible Notes (the “Notes”) for a total three million dollar ($3,000,000) in a private offering. The funding from the private offering is being used exclusively for the acquisition of the Nottingham, England Hooters restaurant location (acquisition detailed below). The Notes have the following principal terms (See the attached Note for full details and terms):

•	the principal amount of the Note shall be repaid within thirty six (36) months of the issuance date at a non-compounded six percent (6%) interest rate per annum;

•	The Notes are secured by a senior lien against the Nottingham, England location and a subordinate lien to all other Company assets;

•	the Note holders shall receive ten percent (10%), pro rata, of the net profit of the Nottingham, England Hooters restaurant, paid quarterly for the life of the location, and ten percent (10%) of the net proceeds should the location be sold;

•	the consortium of investors received a total of three hundred thousand (300,000) three (3) year warrants, exercisable at three dollars ($3.00) per share;

•	the Note holder may convert his or her Note into shares of the Company’s common stock (at ninety percent (90%) of the average closing price ten (10) days prior to conversion, unless a public offering is pending at the time of the conversion notice, which would result in the conversion price being the same price as the offering);

•	the Note holder has the right to redeem the Note for a period of sixty (60) days following the eighteen (18) month anniversary of the issuance of the Note, unless a capital raise is conducted within eighteen (18) months after the issuance of the Note;

•	In order to comply with NASDAQ listing rule 5635(d), the Company may not issue more than 19.9% of its outstanding common stock upon conversion of the Notes and warrants without shareholder approval;

•	The above represents summaries of the Notes and warrants and is qualified in its entirety by the terms of such agreements, copies of which are attached hereto.

On August 2, 2013, Chanticleer Holdings, Inc., (the “Company”) entered into a Binding Letter of Intent with West End Wings Limited and Manchester Wings Limited for the purchase of the Nottingham, England Hooters restaurant location for a total purchase price of three million one hundred and fifty thousand dollars ($3,150,000). The closing is contingent upon the completion of a full and accurate audit, and is expected to occur the earlier of the completion of the audit or October 31, 2013. With the signing of the Binding Letter of Intent, Chanticleer provided the Seller with a $200,000 deposit towards the purchase consideration. As part of this transaction, all franchise rights to the location will be transferred to the Company.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	6% Secured Subordinate Convertible Note

10.2	Common Stock Warrant

99.1	Press release dated August 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 5, 2013

Chanticleer Holdings, Inc.

		By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
10.	Material Contracts (executed August 2, 2013)	Furnished Electronically
99.1	Press Release dated August 2, 2013	Furnished Electronically